UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2021

Progenity, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39334	27-3950390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4330 La Jolla Village Drive, Suite 200
San Diego, California	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 293-2639

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PROG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2021, the Board appointed Jill Howe as a member of the Board, effective immediately. Ms. Howe will serve as a director until the Company’s 2022 Annual Meeting of Stockholders or until her successor is duly elected and qualified. Ms. Howe was also appointed as Chair of the Audit Committee and member of the Nominating/Corporate Governance Committee of the Board.

Ms. Howe, age 45, has served as Chief Financial Officer of DTx Pharma, Inc., a privately-held biotechnology company creating novel RNA-based therapeutics to treat the genetic drivers of disease, since June 2021. Ms. Howe’s career in the biotechnology sector includes over 20 years in operational and financial strategy, treasury, global infrastructure and compliance management. Prior to joining DTx Pharma, Ms. Howe served as Treasurer and Vice President of Finance at Gossamer Bio, Inc. (NASDAQ: GOSS), a clinical-stage biopharmaceutical company, from January 2018 to June 2021, where she was the internal project lead for the company’s initial public offering, follow-on and debt offerings, and oversaw finance for 18 subsidiaries across the United States and Ireland. She served as Controller at Amplyx Pharmaceuticals, Inc., a biopharmaceutical company acquired by Pfizer Inc., from March 2016 to December 2017, and Receptos, Inc., a biopharmaceutical company acquired by Celegene Corporation, from May 2013 to March 2016. From April 2006 to May 2013, she served as Director of Finance and Managed Care Contracting at Somaxon Pharmaceuticals, Inc., a specialty pharmaceutical company acquired by Pernix Therapeutics Holdings. Ms. Howe has also served as a member of the board of directors of Codagenix Inc., a clinical-stage biotechnology company, since October 2021. Ms. Howe received her B.S. in Accountancy from San Diego State University.

In accordance with the Company’s outside director compensation policy, which is described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2021, Ms. Howe will receive an annual cash retainer for her service as a member of the Board, as Chair of the Audit Committee and as a member of the Nominating/Corporate Governance Committee. In addition, Ms. Howe will be granted an option to purchase shares of the Company’s common stock with a grant date fair value of $175,000 at an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Market on November 3, 2021. The shares underlying the option will vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of November 3, 2021, subject to Ms. Howe’s continued service to the Company. She will also be granted a restricted stock unit award with a grant date fair value of approximately $175,000. The restricted stock units will vest in equal installments on the first, second, third and fourth anniversaries of November 3, 2021, subject to Ms. Howe’s continued service to the Company. The equity awards will be made under the Company’s 2018 Equity Incentive Plan, as amended and restated to date. Ms. Howe will enter into the Company’s standard form of indemnification agreement, which was previously filed by the Company as Exhibit 10.1 to the Company’s Form S-1/A filed on June 4, 2020.

There are no arrangements or understandings between Ms. Howe and any other persons pursuant to which she was elected as a director of the Company. There are no family relationships between Ms. Howe and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On November 4, 2021, the Company issued a press release announcing Ms. Howe’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description

99.1	Press release, dated November 4, 2021

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Progenity, Inc.

Date: November 4, 2021	By:	/s/ Eric d’Esparbes
Eric d’Esparbes Interim Chief Executive Officer and Chief Financial Officer